Exhibit 10(j)(3)
                                FIRST AMENDMENT
                                    TO THE
                       QUAKER OFFICERS SEVERANCE PROGRAM
               (As Amended and Restated Effective July 9, 1997)


      WHEREAS,  the Quaker Officers Severance Program, as amended and  restated

effective  July  9, 1997 (the "Program"), was established by  The  Quaker  Oats

Company (the "Company") for the benefit of its eligible officers; and

     WHEREAS, amendment of the Program is desirable;

     NOW, THEREFORE, the Program is hereby amended effective March 11, 1998 as follows:


1.   By substituting the following for subparagraphs 3(a)(1)(IV) and (V) of the

     Program and adding the following new subparagraph (VI):



     (IV) Within the time period indicated by the Company when it tenders a waiver, release and separation agreement form after the officer's termination, such document is fully executed by the officer (or the officer's representative) and contains, at a minimum, provisions to implement the following requirements:

          A. Waiver and Release: releases the Company, its officers, directors, stockholders, employees, agents, assigns, subsidiaries, divisions, parent companies, affiliates, and successors from all claims that arise out of or relate in any way to the officer's employment or termination of employment with the Company, including claims under anti-discrimination laws (except that claims for vested wages or vested benefits shall not be waived);

          B. Restrictive Covenants: prohibits the officer from competing against the Company while receiving severance benefits under the Program; prohibits the officer from "raiding" Company employees or disclosing confidential information about the Company for a specified period that ends not less than one year following the end of the officer's severance benefits under the Program; and provides for injunctive enforcement of these provisions, among other potential remedies; and

          C. Non-Disparagement and Cooperation: prohibits the officer from disparaging the Company for a specified period that ends not less than one year following the end of the officer's severance benefits under the Program and requires him to reasonably cooperate with the Company in the defense or prosecution of litigation, provided that truthful testimony compelled under
               oath   shall  not  be  deemed  a  breach  of  either  of   these
               requirements.

     The Committee shall have broad and complete discretion to interpret these requirements and to fix the specific enforcement provisions, collateral provisions and language of such a waiver, release and separation agreement; and without limitation, the use of any such provision or language the Company has used in a past separation agreement with another officer shall be deemed reasonable. However, if the Company fails to tender a waiver, release and separation agreement form within fifteen (15) days after the Committee received a written request for such a form from the officer (or representative), then this requirement shall be deemed satisfied even though no such form is signed or in effect. Nothing in this provision shall be construed as requiring an officer to sign a waiver, release and separation agreement; rather, when the waiver, release and separation agreement is tendered by the Company, the officer shall be advised that he/she has two options: sign the waiver, release and separation agreement, and receive severance benefits, or decline to sign the waiver, release and separation agreement and thereby forego severance benefits.

     (V) Notwithstanding anything to the contrary in subparagraphs 3(a)(1)(I) through (IV), if the Committee determines that an officer meets all requirements of subparagraphs 3(a)(1)(I) through (III), but it is too early to ascertain whether the officer will satisfy subparagraph
     3(a)(1)(IV) because the time for considering or revoking the waiver, release and separation agreement has not yet expired, then for the sake of administrative convenience, the Committee may, in its sole discretion, presume that the officer will satisfy subparagraph 3(a)(1)(IV) and commence providing severance benefits; provided if the officer fails to execute the waiver, release and separation agreement by the required time, revokes it during the prescribed period or otherwise indicates that he/she will not satisfy subparagraph 3(a)(1)(IV), then all payments of severance benefits must immediately cease, but the Company shall not be entitled to reimbursement for severance benefits already paid or provided.

     (VI) If an officer competes against the Company, raids Company employees, discloses confidential information about the Company, disparages the Company, or refuses to reasonably cooperate in defense or prosecution of litigation, as determined by the Committee in its sole discretion without regard to the enforceability of the separation agreement described in subparagraph 3(a)(1)(IV) or factual findings made by a court in connection with proceeding to enforce subparagraph 3(a)(1)(IV), then the Committee may immediately and permanently terminate all further benefits under the Program; provided, if the Company obtains and enforces injunctive relief, then during the period while an injunction is in effect, Program benefits cannot be interrupted or terminated."

2. By substituting the following for subparagraph 4(b) of the Program:

     "(b) All benefits to be paid or provided pursuant to subparagraph 4(a) shall be in addition to, and shall not be reduced by, any other benefits payable or provided by separate agreement with the officer, or plan or arrangement of the Company, except as follows. If an officer is also eligible for severance benefits to be paid and provided pursuant to the Plan, and/or The Quaker Severance Pay Plan (the Severance Plan), the greater amount of compensation and longer severance period with respect to welfare benefits, as determined pursuant to the terms of the Plan, the Severance Plan or Program (without regard as to whether the officer has signed any waiver, release and/or separation agreement as required under the terms of the Plan, the Severance Plan or Program) shall be applicable to the officer. Such greater amount or longer severance period shall then apply subject to and in accordance with all terms of the applicable Plan, the Severance Plan or Program (including the officer's signing the waiver, release and agreement as required under the terms of the Plan, the Severance Plan or Program). In no event will an officer be entitled to duplicative benefits under the Plan, the Severance Plan and the Program."


     IN WITNESS WHEREOF, this Amendment is executed below by a duly authorized officer of the Company.


                                  THE QUAKER OATS COMPANY



Dated:  March 11, 1998     By:     /s/Douglas J. Ralston
                                   Its Vice President